COACHMEN INDUSTRIES, INC.

2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46515 • 574/262-0123 • Fax 574/262-8823

NEWS RELEASE

For immediate release Monday, January 28, 2008

COACHMEN INDUSTRIES, INC. ANNOUNCES 2007 FOURTH QUARTER AND FULL YEAR RESULTS

Elkhart, Ind. - Coachmen Industries, Inc. (NYSE: COA) today announced its financial results for the fourth quarter and full year ended December 31, 2007.

“As we experience some of the worst housing market conditions in the last 25 years, 2007 will be marked as one of the most challenging years for our company,” commented Richard M. Lavers, President and Chief Executive Officer.  “The problems with sub-prime lending which began last summer as an isolated phenomenon, have expanded and are now affecting the entire housing market and even the broader economy.  Nationwide, total single-family housing starts were down 28.6% in 2007 and it appears the long-awaited rebound may not emerge in 2008.  Fortunately, we have taken decisive steps to mitigate the weakness in the traditional housing market by pursuing major project opportunities, with a focus on military construction.  In the RV market, total industry wholesale unit shipments through November fell by 9.9%, marking the worst performance for the industry since 2003.  In addition, the Conference Board’s Consumer Confidence Index fell to 88.6 in December, down from 110.2 at the beginning of the year, which confirms that consumers are becoming increasingly apprehensive about the economy.”

“Coachmen’s results for the fourth quarter were directly impacted by the bleak conditions prevailing in our core markets.  Even so, our results reveal the strength of our efforts throughout 2007 to reduce our operating costs and create the foundation to return our Company to profitability.  In the first half of the year, we generated revenues of $280 million resulting in a pre-tax loss of $21.6 million, while in the second half we reduced our pre-tax loss to just under $19.0 million in spite of revenues falling to $200.8 million.  That this $2.6 million improvement in pre-tax results occurred in the face of a 28%

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Coachmen Industries, Inc. Announces Fourth Quarter Results

January 28, 2008

decrease in revenues is a testament to the impact of our efforts to reduce costs, improve quality and increase efficiency, setting the stage for significantly improved financial results in the future when our markets rebound,” concluded Lavers.

Sales for the fourth quarter were $77.0 million, vs. $115.8 million reported for the same period last year.  Gross profits decreased to a loss of $2.5 million, or (3.2)% of revenues from a loss of $0.2 million, or (0.2)% of revenues in the fourth quarter of 2006.  Selling, general and administrative expenses decreased $1.3 million from last year, due primarily to reduced selling expenses resulting from lower sales commissions on the lower revenue levels.  The total gain on the sale of assets for the quarter was $0.4 million compared with a gain of $2.3 million in the fourth quarter of 2006.  Combined, these items drove a $3.0 million increase in pre-tax loss from continuing operations to $14.6 million from $11.6 million in the fourth quarter of 2006.  At the bottom line, the Company reported a net loss from continuing operations of $13.8 million, or $0.87 per share, versus a net loss from continuing operations of $31.4 million, or $2.01 per share in the fourth quarter of 2006.  The difference in net loss from continuing operations was due primarily to the write down of deferred tax assets in the fourth quarter of 2006.

For the full year, revenues decreased 14.8% to $480.8 million from $564.4 million in 2006.  Net loss from continuing operations for the year was $38.8 million, or $2.46 per share compared with $33.2 million or $2.12 per share last year.  Results for 2007 include an impairment charge relating to goodwill at the RV Group of approximately $3.9 million and $1.0 million in gains on the sale of assets, while comparable results for 2006 include gains on the sale of assets of $8.7 million and legal recoveries of $3.6 million which combined to reduce the 2006 loss by approximately $12.3 million.

Recreational Vehicle Group

“During the fourth quarter, we faced significant challenges in the RV Group as overall retail demand remained tepid, resulting in a very weak wholesale market as many dealers became reluctant to take on new inventory,” said Michael R. Terlep, President of the Coachmen RV Group.  “Although the bottom line does not yet show the results we want and need, we have accomplished meaningful gains in margin improvement, increased capacity utilization as a result of consolidation activities and overhead reductions from the cost cutting that we diligently managed throughout 2007.  Despite the sales weakness we experienced in December, based on the favorable response to our new models introduced at the Louisville show and our current backlogs and sales activity, we are optimistic that our sales will rebound in the first quarter from their fourth quarter levels.”

The Company’s Recreational Vehicle Group reported sales of $54.5 million during the fourth quarter of 2007, down 34.5% from the $83.3 million reported for the same period last year.  Despite the significant decrease in revenues, gross margins for the RV Group improved 5.7% to a loss of $2.7 million from a loss of $2.9 million last year.  The improvement in gross profit was the result of margin improvements, increased capacity utilization as the result of consolidation activities and overhead reductions from the continuing cost-cutting activities the Group has pursued throughout 2007.  The RV Group generated a pre-tax loss from continuing operations for the quarter of $9.4 million compared with a pre-tax loss of $10.4 million for the year-ago quarter, representing an 9.6% improvement.  For the full year, the RV Group reported revenues of $361.7 million,

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Coachmen Industries, Inc. Announces Fourth Quarter Results

January 28, 2008

down 10.6% from the $404.7 million reported in 2006.  The Group’s pre-tax loss for the year increased to $33.9 million from $25.4 million, however results for 2007 included a goodwill impairment charge of $3.9 million, while last year’s results included the benefit of a legal recovery amounting to $3.6 million.

Housing Group

“The continued nationwide slump in the housing market, the expanding influence of sub-prime lending problems on the availability of mortgage financing and a general hesitancy on the part of consumers to make major purchase decisions all adversely affected the Housing Group’s performance in the fourth quarter,” commented Housing Group President Rick Bedell.  “As we’ve mentioned previously, we are focused on diversifying our revenue base in an effort to mitigate our dependence on these troubled housing markets.  We have been successful in our pursuit of major project business, particularly with military housing, starting with the barracks projects for Ft. Bliss in 2006 and 2007 and now with the project at Ft. Carson which we began shipping in 2008.  Although we had anticipated that shipments of units for this latest project would begin late in the fourth quarter, they were delayed into the first quarter which contributed to the depressed sales for the Housing Group in the fourth quarter.  To continue our expansion beyond our traditional single-family housing markets, we continue to look for new and innovative ways to stimulate demand, which was recently illustrated with our agreement to produce the mkSolaire™ home for the Smart Home: Green + Wired exhibit for Chicago’s Museum of Science and Industry.  We believe this effort will allow us to expand our offerings of environmentally conscious options to our core home designs while developing the growing market for ‘green’ housing.  We expect to pursue additional strategies in 2008 and beyond to differentiate our products within a housing market currently characterized by swollen inventories and increasing price competition,” concluded Bedell.

For the quarter, the Housing Group reported sales of $22.5 million, down 30.9% from $32.5 million in the fourth quarter of 2006 due entirely to the continued weakness in the single-family housing market.  This decrease in sales is comparable to the 28.6% industry decline in single-family housing starts in 2007.  With the lower sales level, gross profit margin decreased to $0.2 million, or 1.0% of sales from $2.6 million, or 8.0% of sales in the fourth quarter of 2006.  The lower gross margin resulted from reduced operating efficiencies associated with lower capacity utilization rates.  Operating expenses increased to $5.3 million from $2.9 million last year due in large part to a gain on the sale of assets of $2.3 million which reduced overall operating expenses in 2006.  On the dramatically reduced revenues, for the fourth quarter the Housing Group generated a pre-tax loss of $5.2 million, compared with a pre-tax loss of $0.2 million for the year-ago quarter.  For the full year, the Housing Group reported revenues of $119.2 million, down 25.4% from the $159.7 million reported in 2006.  The Group’s pre-tax loss for the year was $7.4 million compared with a pre-tax profit of $2.7 million last year.  Results for 2006 included gains on the sale of assets of $2.5 million, while results for the current year included gains of less than $0.1 million.

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Coachmen Industries, Inc. Announces Fourth Quarter Results

January 28, 2008

Coachmen Industries will conduct a conference call to discuss its financial results in this release at 10:00 a.m. (Eastern Time), Tuesday, January 29, 2008.  Members of the news media, investors and the general public are invited to access a live broadcast of the conference call over the internet at www.earnings.com.  The online replay will be available at approximately 12:00 p.m. (Eastern Time) and continue for 30 days.

Coachmen Industries, Inc. is one of America’s leading manufacturers of recreational vehicles, systems-built homes and commercial buildings, with prominent subsidiaries in each industry.  The Company’s well-known RV brand names include COACHMEN®, GEORGIE BOY™, SPORTSCOACH® and VIKING®.  Through ALL AMERICAN HOMES® and MOD-U-KRAF®, Coachmen is one of the nation’s largest producers of systems-built homes, and also a major builder of commercial structures with its ALL AMERICAN BUILDING SYSTEMS™ products.  Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain.  Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, increased interest rates the availability for floorplan financing for the Company’s recreational vehicle dealers and corresponding availability of cash to Company, uncertainties and timing with respect to sales resulting from recovery efforts in the Gulf Coast, uncertainties regarding the impact on sales of the disclosed restructuring steps in both the recreational vehicle and housing and building segments, the ability of the company to generate taxable income in future years to utilize deferred tax assets and net operating loss carry-forwards available for use, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, price volatility of raw materials used in production, the Company’s dependence on chassis and other suppliers, the availability and cost of real estate for residential housing, the supply of existing homes within the company’s markets, the impact of home values on housing demand, the impact of sub-prime lending on the availability of credit for the broader housing market, the ability of the Housing and Building Group to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, dependence on significant customers within certain product types, consolidation of distribution channels in the recreational vehicle industry, consumer confidence, uncertainties of matters in litigation, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

For more information:

Colleen Zuhl	Jeffery A. Tryka, CFA
Chief Financial Officer	Director of Planning and Investor Relations
574-262-0123	574-262-0123

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Coachmen Industries, Inc. Announces Fourth Quarter Results

January 28, 2008

(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net sales	$ 76,979	$ 115,792	$ 480,840	$ 564,382

Gross profit - $	(2,462)	(248)	12,717	20,216
Gross profit - %	(3.20)%	(0.2)%	2.7%	3.6%

GS&A - $	11,928	13,208	49,022	44,558
GS&A - %	15.50%	11.4%	10.2%	7.9%

Goodwill impairment - $	-	-	3,872	-
Goodwill impairment - %	0.0%	0.0%	0.8%	0.0%

Gain on sale of property - $	(427)	(2,349)	(1,037)	(8,689)
Gain on sale of property - %	(0.6)%	(2.0)%	(0.2)%	(1.5)%

Operating loss - $	(13,963)	(11,107)	(39,140)	(15,653)
Operating loss - %	(18.1)%	(9.6)%	(8.1)%	(2.8)%

Other expense	670	494	1,403	1,047

Pre-tax loss from continuing operations - $	(14,633)	(11,601)	(40,543)	(16,700)
Pre-tax loss from continuing operations - %	(19.0)%	(10.0)%	(8.4)%	(3.0)%

Tax expense/(credit)	(796)	19,765	(1,791)	16,515

Net loss from continuing operations	(13,837)	(31,366)	(38,752)	(33,215)

Loss from discontinued operations (net of taxes)	-	(137)	-	(795)
Gain on sale of discontinued operations (net of taxes)	-	-	-	2,205

Net loss	(13,837)	(31,503)	(38,752)	(31,805)

Earnings/(loss) per share - basic and diluted
Continuing perations	(0.87)	(2.01)	(2.46)	(2.12)
Discontinued operations	-	(0.01)	-	0.09
Net loss per share	(0.87)	(2.02)	(2.46)	(2.03)

Weighted average shares outstanding
Basic	15,784	15,660	15,769	15,633
Diluted	15,784	15,660	15,769	15,633

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Coachmen Industries, Inc. Announces Fourth Quarter Results

January 28, 2008

Coachmen Industries, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

ASSETS	December 31,	December 31,
Current Assets	2007	2006

Cash and cash equivalents	$1,549	$2,651
Accounts receivable	9,122	25,874
Inventories	79,268	83,511
Refundable income taxes	1,628	10,820
Prepaid expenses and other	7,623	6,289
Deferred income taxes	-	-
Assets held for sale	-	288

Total Current Assets	99,190	129,433

Property, plant & equipment, net	52,932	57,018

Goodwill	12,993	16,865

Cash value of life insurance, net of loans	33,936	31,119

Note receivable	6,158	6,269

Other	2,459	2,430

Total Assets	$ 207,668	$ 243,134

LIABILITIES AND SHAREHOLDERS' EQUITY	December 31,	December 31,
Current Liabilities	2007	2006
ST borrowings & current portion of LT debt	$20,925	$10,361
Accounts payable, trade	15,042	16,998
Floor plan notes payable	4,116	4,156
Accrued income taxes	536	18
Other accruals	33,235	35,116
Total Current Liabilities	73,854	66,649

Long-term debt	3,010	3,862
Postretirement deferred compensation benefits	7,632	7,768
Deferred income taxes	1,990	4,524
Other	49	-
Total Liabilities	86,535	82,803

Shareholders' Equity	121,133	160,331

Total Liabilities and Shareholders' Equity	$ 207,668	$ 243,134

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Coachmen Industries, Inc. Announces Fourth Quarter Results

January 28, 2008

Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Twelve Months Ended
	December 31,
	2007	2006

Net loss	$(38,752)	$(31,805)
Depreciation	5,790	6,533
Deferred income tax provision (benefit)	(2,534)	20,224
Goodwill impairment charge	3,872	-
Changes in current assets and liabilities	23,729	15
Net Cash Used in Operations	(7,895)	(5,033)

Net Cash Provided by/(Used in) Investing Activities	(2,090)	20,391

Net borrowings (repayments)	9,672	(13,394)
Net issuance of stock	155	725
Dividends paid	(944)	(2,818)
Net Cash Provided by/(Used in) Financing Activities	8,883	(15,487)

Decrease in Cash and Cash Equivalents	(1,102)	(129)

Beginning of period cash and cash equivalents	2,651	2,780

Ending of Period Cash and Cash Equivalents	$1,549	$2,651

Coachmen Industries, Inc. Announces Fourth Quarter Results

January 28, 2008

Coachmen Industries, Inc.
Quarterly Segment Data
(In Thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Sales
Recreational Vehicle	$54,497	$83,256	$361,654	$404,710
Housing	22,482	32,536	119,186	159,672
Total	$ 76,979	$ 115,792	$ 480,840	$ 564,382

Gross Profit
Recreational Vehicle	$(2,696)	$(2,858)	$(130)	$283
Housing	234	2,610	12,847	19,933
Other
Total	$ (2,462)	$ (248)	$ 12,717	$ 20,216

Gross Profit Percentage
Recreational Vehicle	(4.9)%	(3.4)%	(0.0)%	0.1%
Housing	1.0%	8.0%	10.8%	12.5%
Other
Total	(3.2)%	(0.2)%	2.7%	3.6%

Operating Expenses
Recreational Vehicle	$6,760	$7,569	$33,772	$25,659
Housing	5,257	2,905	20,200	17,284
Other	(516)	385	(2,115)	(7,074)
Total	$ 11,501	$ 10,859	$ 51,857	$ 35,869

Operating Expense Percentage
Recreational Vehicle	12.4%	9.1%	9.3%	6.3%
Housing	23.4%	8.9%	16.9%	10.8%
Other
Total	14.9%	9.4%	10.8%	6.4%

Operating Income/(Loss)
Recreational Vehicle	$(9,456)	$(10,427)	$(33,902)	$(25,376)
Housing	(5,023)	(294)	(7,353)	2,649
Other	516	(386)	2,115	7,074
Total	$ (13,963)	$ (11,107)	$ (39,140)	$ (15,653)

Pre-Tax Income/(Loss) from Continuing Operations
Recreational Vehicle	$(9,437)	$(10,356)	$(33,908)	$(25,383)
Housing	(5,163)	(178)	(7,434)	2,665
Other	(33)	(1,067)	799	6,018
Total	$ (14,633)	$ (11,601)	$ (40,543)	$ (16,700)

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